UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 19, 2010

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2010 the company received $57,000 in connection with a Securities Purchase Agreement for the issuance of a Convertible Note in the principal amount of $60,000 due and payable on April 2, 2011, with interest payable at the rate of 8% per annum ($3,000 was paid by the company for legal fees incurred in connection with the transaction).

These dollars will enable the company to pursue programs in additional to existing, on going projects.

The outstanding Note principal and all interest accrued thereon can be converted, in whole or in part, into the company’s common stock at the election of the Holder from time to time beginning 180 days after the issue date. The conversion price is equal to 58% of the average of the three lowest closing bid prices of the company’s common stock during a 10 day trading period immediately prior to the date the Holder’s conversion notice is sent to the company.

The company may prepay the principal amount of the Note and all accrued interest at any time beginning on the issue date and expiring 180 days thereafter. In the event the company elects to prepay within the first 90 days, the repayment amount is 150% of the $60,000 principal amount and if between the 91st and 180th day, the repayment amount is 175% of the $60,000 principal amount.

In the event of default, the amount of principal and interest not paid when due bears interest at the rate of 22% per annum and the Note becomes immediately due and payable.

The Note agreement contains covenants requiring the Holder’s written consent for certain activities not in existence or not committed to by the company on the date of issuance as follows: common stock dividend distributions in cash or shares, stock repurchases, borrowings, sale of significantly all assets, certain advances and loans in excess of $100,000 and certain guarantees with respect to third-party liabilities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

July 20, 2010	By:	Keith E. Gleasman

Name: Keith E. Gleasman
Title: President

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Exhibit Index

Exhibit No.	Description

1	Note
2	Stock Purchase Agreement